EXHIBIT 99.1

FOR RELEASE: SEPTEMBER 12, 2005	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

Ethan Allen Updates Comments on Current Business
in Advance of Investor Conference

Danbury, CT (September 12, 2005) – Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”) is hosting an investor conference on September 13, 2005.

In anticipation of being asked to comment on current business trends, Farooq Kathwari, Chairman and CEO, said, “We are pleased and gratified at the continuing progress that has been made at Ethan Allen. We have seen a continuation of the positive trends that began in our fourth quarter ended June 30th. During the months of July and August, incoming orders at wholesale and written business at retail have both increased over 10%. We believe this strong consumer response is the result of the many initiatives that we’ve undertaken to redefine Ethan Allen: over 70% of our product has been newly introduced in the last few years; we continue to open inspirational stores in convenient, highly visible shopping areas; we’ve introduced Everyday Best Pricing so that consumers can shop with the confidence of knowing that they are getting the best possible price when the time is right for them; and, equally important, we’ve strengthened our retail network by adding the support of project managers in our stores to improve the efficiency of design consultants and to provide superior decorating solutions to our customers.”

Mr. Kathwari continued by stating, “As previously indicated, we believe the current range of analyst estimates for the first quarter ended September 30, 2005 and for the fiscal year ended June 30, 2006, are reasonable and achievable. For the quarter ended September 30, 2005, the current range of analyst estimates of between $0.53 and $0.56 per share does not reflect the anticipated $0.07 to $0.09 per share impact associated with the restructuring and impairment charge, which was announced last week, related to the conversion of one of our wood case goods plants into a major regional distribution center. This planned conversion has enabled us to return the five remaining wood case goods plants to a 40-hour work week, up from the reduced 32-hour work week that was in effect during the first two months of this quarter.”

The presentations and question and answer session of the investor conference will be webcast and can be accessed through our website at http://www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.